UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

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April 2, 2008

Dear Shareholders,

You soon may receive a letter from CtW Investment Group (“CtW”) urging you to withhold your vote for two Washington Mutual directors at the upcoming annual meeting.  The board of directors believes the two directors targeted by CtW – Ms. Mary Pugh and Mr. James Stever – have a demonstrable record of skill, diligence, and independent thinking.  They have a deep understanding of our company and what WaMu must do to address the challenges that lie ahead and restore value to our shareholders.

The board strongly supports Ms. Pugh and Mr. Stever and urges you to vote in favor of their reelection and the reelection of the board’s other director nominees.

Our board takes shareholder concerns seriously, and carefully considers our shareholders’ views.  In an over two-hour meeting with CtW representatives on Friday, March 21, our Chairman and CEO and three outside directors listened to CtW’s views and answered their questions.  Below we summarize why we disagree with CtW and support Ms. Pugh and Mr. Stever.

WaMu’s risk management strategies

Ms. Pugh, Mr. Stever and our entire board are and have been actively engaged in formulating and overseeing management’s implementation of risk management policies.  In 2004, recognizing the possibility of housing price stagnation, we balanced risk by increasing WaMu’s retail banking emphasis.  In 2005, we further diversified our business by buying the Providian credit card business and sold nearly all 2004 and 2005 subprime residuals and the majority of Option ARM loans we originated that year.  These strategies were launched a year before the first sign of deterioration in our credit performance.  In 2006, we reduced subprime mortgage production by tightening subprime underwriting standards and selling most of our subprime mortgage channel volume. We also sold the substantial majority of home loan Option ARMs originated in that year.  In 2007, we cut back significantly on the number of home loans we originated, thereby reducing our share of the mortgage market to sixth from third the prior year, behind Countrywide, Wells Fargo, Chase Home Finance, CitiMortgage and Bank of America.  These actions clearly illustrate the significant attention we paid to credit risk management.

In summary, our credit risk management strategies have been appropriate both before and after the historic events of 2007.  In December 2007, as part of our response to those events, we announced that we would significantly change the strategic focus of our home loans business to accelerate the alignment of that business with our retail banking operations. We discontinued all remaining lending through our subprime mortgage channel, which had already been significantly scaled back earlier in the year, and downsized our mortgage business.

During this period, we also substantially reduced our exposure to market and interest rate risk by selling $2.5 billion of mortgage servicing rights, while actively working to ensure a strong liquidity position and diversified sources of borrowing. Between the end of 2005 and June 30, 2007, we reduced our Federal Home Loan Bank advances by nearly 70 percent from $69 billion to $21 billion.

We are especially disappointed with CtW’s mischaracterization of Ms. Pugh and her performance as a director.  Ms. Pugh is a well-respected investment advisor through her firm, Pugh Capital Management.  WaMu and Pugh Capital ended their business relationship in 2006.  Most importantly, Ms. Pugh has always acted and spoken with an independent voice during her tenure as a board member.   In our judgment, and we are sure we speak for the entire board on this issue, both the Finance Committee and the board have been extremely well served by Mary Pugh’s strong leadership as Finance Committee chair.

WaMu’s executive compensation program

CtW criticizes our board (and Mr. Stever) for not placing numeric credit cost management targets in our executive compensation program.  Our 2008 bonus plan does not make mortgage-related credit costs a quantified metric in large part because the primary determinants of future mortgage-related credit costs – housing prices and homeowner delinquencies – are affected by important and currently unpredictable sector-wide factors in the broader market and economy.  Accordingly, the board determined that establishing specific, quantified performance measures for credit risk management and overall profitability in advance presented the risk of setting incentives that, when viewed in retrospect after the end of the year, might be inappropriate or misdirected.  Instead, the board decided that at the end of the year, it would examine WaMu’s actual credit performance in light of actual market conditions and make its compensation awards based on actual experience.  The board continues to believe that this approach for factoring credit costs into the 2008 bonus analysis is superior to setting arbitrary and mechanical numeric targets in a time of unprecedented volatility and uncertainty.

WaMu emphasizes at-risk, performance-based compensation.  At least half of total direct compensation awarded to executives (and more than 70 percent for the CEO) is linked to share price appreciation and total shareholder return, aligning management’s interests with increasing shareholder value.  Due to WaMu’s financial performance in 2007, the board awarded executive bonuses at only 32.6 percent of target amounts, other than for our CEO who did not accept a bonus, and executive officers forfeited over 67 percent of the shares of restricted stock originally awarded to them in early 2007.  The board’s emphasis on at-risk, performance-based compensation is further illustrated when you consider that executives received no payout for any of the three-year performance share cycles ending in 2005, 2006 or 2007 and that every outstanding WaMu stock option is currently underwater.  It should be absolutely clear from your board’s 2007 compensation decisions that it is focused on pay for performance.  As it has done consistently in the past, this board is fully prepared to determine any 2008 executive incentive compensation payouts based on our company’s performance.

Restoring value for shareholders

In light of their demonstrable, diligent service to the board, our company, and our shareholders, we believe it is unfair and inappropriate to encourage a withhold vote against Ms. Pugh, Mr. Stever, or any of our other directors.  Their business skills, knowledge of WaMu, and record of diligence, good corporate governance and independence frankly make these directors too valuable to dismiss.  Worse, we cannot conceive of a more inopportune time to urge the needless disruption and distraction of a change in board composition.

Like virtually all financial institutions, WaMu is working its way through the most challenging economic environment in recent memory: an absolute nationwide decline in housing prices, combined with a dramatic reduction of liquidity in the secondary mortgage market, which has had a substantial impact on borrowers and lenders alike.

WaMu and its board have responded aggressively to the situation.  In 2007 we took steps to strengthen our capital position by reducing our dividend, reducing operating expenses, and raising new capital. We discontinued all lending in the subprime mortgage channel.  We continue to take the steps necessary to manage through this difficult economic environment.

The board strongly supports Ms. Pugh and Mr. Stever, and we urge you to vote for their reelection.  We appreciate your support, and look forward to communicating with you again soon.

Sincerely,

Kerry Killinger	Stephen Frank
Chairman and Chief Executive Officer	Lead Independent Director

OUR BOARD OF DIRECTORS URGES SHAREHOLDERS TO VOTE “FOR”
THE ELECTION OF ALL BOARD NOMINEES.  IF YOU HAVE QUESTIONS,
OR NEED ASSISTANCE IN VOTING YOUR SHARES, PLEASE CALL OUR
SOLICITORS:  MACKENZIE PARTNERS, INC. AT (800) 322-2885 OR
GEORGESON INC. AT (866) 328-5442.